Exhibit 99.1
Wednesday May 28, 4:05 pm ET

Ask Jeeves Announces Offering of Convertible Subordinated Notes

EMERYVILLE, Calif., May 28 , 2003 — Ask Jeeves, Inc. (“the Company”) (Nasdaq: ASKJ) today announced its intention to sell, subject to market and other conditions, $100 million of Convertible Subordinated Notes due 2008 in a private, unregistered offering. Ask Jeeves expects to grant the initial purchasers an overallotment option to purchase up to an additional $15 million principal amount of the notes. The interest rate on the notes will be zero and the notes will be priced at par. The notes will be convertible into Ask Jeeves common stock. The net proceeds of the offering will be used for general corporate purposes, including potential acquisitions and investments.

The notes to be offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

The statements in this release regarding the proposed offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions. Information on risks and factors that could affect Ask Jeeves business and financial results are included in our public filings made with the Securities and Exchange Commission.

About Ask Jeeves, Inc.

Ask Jeeves, Inc. is a provider of Web-wide search technologies, providing consumers with authoritative and fast ways to find relevant information to their everyday searches. Ask Jeeves deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition to its Web sites, Ask Jeeves syndicates its monetized search technology and advertising units to a network of affiliate partners. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles and London.

For more information, visit www.AskJeevesInc.com or call 510-985-7400.

NOTE: Ask Jeeves, ask.com, Jeeves Solutions, JeevesOne, Teoma and Ask Jeeves for Kids are trademarks or registered trademarks of Ask Jeeves, Inc.